EXHIBIT 4.09

THIRD AMENDMENT TO THE AGREEMENT OF SUGARCANE SUPPLY

By this Private Instrument the below qualified parties,

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, joint stock company enrolled at the National Register of Corporate Taxpayers (CNPJ) under 07.628.528/0001-59, headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima 1.309 – 5º andar, herein duly represented pursuant to its By Laws, hereinafter named “BRASILAGRO”; and

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL, joint stock company, enrolled at the National Register of Corporate Taxpayers (CNPJ) under 08.070.566/0001-00, headquartered in the city of São Paulo, State of São Paulo, at Avenida Pedroso de Moraes 1.553 – 8 º andar , herein duly represented pursuant By Laws, hereinafter named “BRENCO”;

Being BRASILAGRO and BRENCO hereinafter also referred to, jointly, as “Parties” or, individually, as “Party”;

WHEREAS

(i)	On March 13 2008, the Parties entered into the Agreement for Sugarcane Supply, as amended on August 31 2009 and once again, on May 03 2010 (the “Agreement of Sugarcane Supply”), through which the Contracting Party is committed to supply to the Contracted Party the production of 2 (two) complete cycles of sugarcane crop produced in the total effectively plantable area existing in the rural property named “Fazenda Alto Taquari”, owned by Imobiliária Mogno and property of Brasilagro, located in Municipality of Alto Taquari, State of Mato Grosso, at Rodovia Buriti, km 18 + 8km on the right, n/n Zip Code 78785-000 (“Fazenda”);

(i)	Pursuant to the Agreement of Sugarcane Supply and its amendments, Brasilagro is responsible for providing the sugarcane harvesting of the harvest contemplated in 2 (two) complete cycles of sugarcane crop, up to Brenco’s production plant of ethanol located in the Municipality of Alto Taquari/MT, named “Unidade de Bioenergia Alto Taquari” (the Plant”);

(ii)	Due to the delay of Brenco in the sugarcane grinding at the Plant part of the sugarcane (“18 month sugarcane”), object of the Agreement of Sugarcane Supply shall be harvested by Brenco, being this one responsible for the cut, transshipment, loading and transportation of the 18 month sugarcane of the harvest year 2010/2011 to the Plant.

The Parties have just and contracted this Third Amendment to the Agreement of Sugarcane Supply (“Third Amendment”) which shall be governed by the following terms and conditions: :

1.	PURPOSE OF THE AMENDEMENT

1.1.	By this Third Amendment, the Parties have certain and adjusted that the cut, transshipment, loading and transportation of the 18 (eighteen) month sugarcane (“CCT”) for the harvest year 2010/2011, shall be carried out in an independent manner by Brenco, through the discount of the amount previously agreed by the Parties, in accordance with the calculation provided in Exhibit I, on the amount to be paid by Brenco to Brasilagro, due to the sugarcane supply, pursuant to the Agreement of Sugarcane Supply.

1.2.	The Parties agree that the established amount for the CCT related to the harvest year 2010/2011, in accordance with the calculation provided in Exhibit I shall be discounted from the amount to be paid by Brenco to Brasilagro, due to the sugarcane supply, is fixed and not adjustable.

1.2.1	Brasilagro shall continue to issue Electronic Invoices to Brenco, related to the full amount of the sugarcane supply. The agreed upon discount due to the CCT shall be carried out through accounting adjustment between the Parties, not changing the amounts invoiced due to the sugarcane supply.

1.3.	Due to the provisions of Section 1.1 above, it is certain and adjusted the insertion of Section 4.11 in the Agreement of Sugarcane Supply, which becomes its integral part.

“4.11.	Exceptionally, in the harvest year 2010/2011 exclusively the cut, transshipment, loading and transportation of 18 (eighteen) month sugarcane, shall be conducted by Brenco, being discounted the amount budgeted by Brasilagro to perform this activity from the amount to be paid by Brenco to Brasilagro due to this Agreement”.

2.	RATIFICATIONS OF THE OTHER PROVISIONS IN THE AGREEMENT

2.1.	All other provisions included in the Agreement which have not been expressly altered by this Third Amendment remain ratified.

3.	GENERAL PROVISIONS

3.1.	Each of the Parties may propose changes in the contractual provisions of this Third Amendment and, should they agree with the new provisions, the Parties shall execute new amendment to the Agreement in written instrument signed by both Parties, which shall integrate the Agreement for all legal effects.

3.2.	In case of rights and obligations arising from the Agreement and/or this Third Amendment which, for their nature, maintain their effectiveness and validity in force for a period after termination or rescission of the Agreement, these shall survive to termination or rescission of the Agreement, for the validity period prescribed to them.

3.3.	Should any term and/or condition of this Third Amendment be stated null, invalid or unenforceable by any court, such fact shall not affect the validity, legality and enforceability of any remaining contractual provision, which shall remain in force and produce effects as if the invalidated party had never been herein included, from its execution.

3.4.	The tolerance or compromise, by any of the Parties, to the failure to comply with any term of this Third Amendment, shall not be considered as waiver by that Party in requiring the compliance with any other provision therein or in the Agreement, and shall not be considered as novation or tolerance for the noncompliance with any past, present or future obligation, related to the term whose noncompliance has been tolerated.

3.5.	Any notice or communication from one Party to the other in relation to the execution of this Third Amendment shall be in writing, and shall be considered valid if delivered in hands with acknowledge of receipt or if remitted by fax with confirmation of receipt or registered letter with Acknowledgment of Receipt (AR) in the following addresses:

If addressed to BRASILAGRO:
Name:	Gustavo Javier Lopez
Title:	Administrative Director
C/c:	Legal Department
Address:	Av. Brigadeiro Faria Lima. n° 1.309 – 5° andar
Zip Code 01452-002 – São Paulo- SP
Fax:	(11) 3035-5366
e-mail:	gustavo.lopez@brasil-agro.com

If addressed to BRENCO:
Name:	Fabiano Zillo
Title:	Agro Industrial Superintendent
Address:	RODOVIA GO 341. KM 67 TO THE RIGHT 13 KM. N/N
Zip Code 75.830-000 – Mineiros – GO
Fax:	(64) 3672 5300
e-mail:	fabizno.zillo@eth.com

3.6.	This Third Amendment constitutes obligations hereunder bind the Parties on their behalf and on behalf of their successors of any title.

3.7.	The terms started in capital letters not defined in this Third Amendment have the meaning attributed to them in the Agreement.

3.8.	This Third Amendment constitutes the full agreement between the Parties on its purpose and revokes any other prior understandings about it.

4.	FORUM

4.1.	This Third Amendment shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil and the Parties elect the courts of the city of São Paulo. State of São Paulo, to resolve any doubts or controversies resulting from this Amendment, with the exclusion of all others, however privileged they may be.

In witness whereof, the Parties sign this instrument in 03 (three) counterparts of same content and form. in the presence of two undersigned witnesses in order to produce all legal effects.

São Paulo, September 20, 2010.

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

Julio Cesar de Toledo Piza President Director	Gustavo Javier Lopez Administrative Director

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL

By:	By:

Witnesses:

1.	2.
Name:	Name:
CPF:	CPF
RG:	RG:

THIRD AMENDMENT TO THE AGREEMENT OF SUGARCANE SUPPLY

EXHIBIT I – TABLE OF PRICES

Price of the service by distance
Distance (km)		Freight (R$/t)	CC (R$/t)	CCT Total (R$/t)
Inf	Sup
0	5	2.58	13.90	16.48
5.1	10	3.44	13.90	17.34
10.1	15	4.01	13.90	17.91
15.1	20	4.71	13.90	18.61
20.1	25	5.25	13.90	19.15
25.1	30	5.99	13.90	19.89
30.1	35	6.74	13.90	20.64
35.1	40	7.39	13.90	21.29
40.1	45	8.21	13.90	22.11
45.1	50	8.82	13.90	22.72
50.1	55	10.21	13.90	24.11
55.1	60	10.92	13.90	24.82
60.1	65	11.85	13.90	25.75
65.1	70	12.59	13.90	26.49
70.1	75	13.38	13.90	27.28

5